Exhibit 11 Statement Re: Computation of Earnings Per Share
Second Bancorp Incorporated and Subsidiary

Basic and Diluted before cumulative effect of accounting change	For the Three Months Ended		For the Six Months Ended

	June 30	June 30	June 30	June 30
	2001	2000	2001	2000

(Dollars in thousands, except per share data)

BASIC:

Weighted average shares issued	10,792,904	10,777,628	10,789,505	10,771,478

Less: Treasury shares	(785,000)	(458,800)	(775,539)	(409,054)

Net Weighted average shares outstanding	10,007,904	10,318,828	10,013,966	10,362,424

Net income	$4,258	$3,713	$8,446	$7,649

Basic Earnings Per Share	$0.42	$0.36	$0.84	$0.74

DILUTED:

Weighted average shares issued	10,792,904	10,777,628	10,789,505	10,771,478

Less: Treasury shares	(785,000)	(458,800)	(775,539)	(409,054)

Net effect of dilutive stock options - based on the treasury stock method using average market price	95,156	21,254	66,007	33,770

	10,103,060	10,340,082	10,079,973	10,396,194

Net income	$4,258	$3,713	$8,446	$7,649

Diluted Earnings Per Share	$0.42	$0.36	$0.84	$0.74

Basic and Diluted	For the Three Months Ended		For the Six Months Ended

	June 30	June 30	June 30	June 30
	2001	2000	2001	2000

(Dollars in thousands, except per share data)

BASIC:

Weighted average shares issued	10,792,904	10,777,628	10,789,505	10,771,478

Less: Treasury shares	(785,000)	(458,800)	(775,539)	(409,054)

Net Weighted average shares outstanding	10,007,904	10,318,828	10,013,966	10,362,424

Net income	$4,258	$3,713	$8,345	$7,649

Basic Earnings Per Share	$0.42	$0.36	$0.83	$0.74

DILUTED:

Weighted average shares issued	10,792,904	10,777,628	10,789,505	10,771,478

Less: Treasury shares	(785,000)	(458,800)	(775,539)	(409,054)

Net effect of dilutive stock options - based on the treasury stock method using average market price	95,156	21,254	66,007	33,770

	10,103,060	10,340,082	10,079,973	10,396,194

Net income	$4,258	$3,713	$8,345	$7,649

Diluted Earnings Per Share	$0.42	$0.36	$0.83	$0.74